Exhibit 4.11	Execution Copy

JINKOSOLAR HOLDING CO., LTD.

SHAREHOLDERS AGREEMENT

December 16, 2008

	6.6	Exercise of Preferred Shares.	14

7.	PREEMPTIVE RIGHT		14

	7.1	General.	14

	7.2	Issuance Notice.	14

	7.3	Sales by the Company.	15

	7.4	Termination of Preemptive Rights.	15

8.	INFORMATION AND INSPECTION RIGHTS.		15

	8.1	Delivery of Financial Statements.	15

	8.2	Inspection.	16

	8.3	Termination of Information and Inspection Rights.	16

	8.4	Governmental/Securities Filings.	16

9.	RIGHTS OF FIRST REFUSAL AND CO-SALE RIGHTS.		16

	9.1	Restriction on Transfer of Shares.	16

	9.2	Rights of First Refusal.	17

	9.3	Right of Co-Sale.	19

	9.4	Non-Exercise of Rights.	21

	9.5	Limitations to Rights of First Refusal and Co-Sale.	21

	9.6	Termination of Rights of First Refusal and Co-Sale Rights.	22

10.	ASSIGNMENTS AND TRANSFERS; NO THIRD PARTY BENEFICIARIES.		22

11.	POTENTIAL TRADE SALE		22

12.	LEGEND.		22

13.	ELECTION OF DIRECTORS; BOARD OBSERVER.		23

	13.1	Board of Directors.	23

	13.2	Committees.	24

	13.3	Board Observer.	25

	13.4	Alternate.	25

	13.5	Meetings and Expenses.	25

	13.6	Amendment.	25

	13.7	Directors’ Insurance and Indemnification.	25

	13.8	Board Meetings.	26

	13.9	Shareholders’ Meeting and Board Meeting of Paker or Jinko	26

14.	ADDITIONAL AGREEMENT; COVENANTS		26

	14.1	Qualified IPO.	26

	14.2	Approval of Business Plan.	27

	14.3	Related Party Transactions.	27

	14.4	Restriction on Indirect Transfer.	27

	14.5	Right of Assignment.	27

	14.6	Non-Competition by the Founders.	27

	14.7	Protective Provision.	28

	14.8	Most Favored Terms.	30

15.	MISCELLANEOUS.		30

	15.1	Governing Law.	30

	15.2	Dispute Resolution.	31

	15.3	Counterparts.	31

	15.4	Notices.	32

	15.5	Headings and Titles.	32

	15.6	Expenses.	32

	15.7	Entire Agreement: Amendments and Waivers.	32

	15.8	Severability.	32

	15.9	Further Instruments and Actions.	33

	15.10	Rights Cumulative.	33

	15.11	No Waiver.	33

	15.12	Conflict with Memorandum and Articles.	33

	15.13	Termination	33

	15.14	No Presumption.	33

	SCHEDULE I

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of December 16, 2008 by and among the parties as follows:

(1)	JINKOSOLAR HOLDING CO., LTD., a company established under the laws of the Cayman Islands (“Company”);

(2)	LI Xiande, CHEN Kangping, LI Xianhua, each a citizen of the People’s Republic of China (the “PRC”) (collectively the “Founders” and each, a “Founder”);

(3)	WEALTH PLAN INVESTMENTS LIMITED, a company duly incorporated and validly existing under the Laws of British Virgin Islands (“Wealth Plan”, and together with the Founders, the “Ordinary Shareholders”);

(4)	FLAGSHIP DESUN SHARES CO., LIMITED, a company duly incorporated and validly existing under the Laws of Hong Kong (“Flagship”);

(5)	EVERBEST INTERNATIONAL CAPITAL LIMITED, a company duly incorporated and validly existing under the Laws of Hong Kong (“Everbest”, together with Flagship, the “Series A Shareholders” and each, a “Series A Shareholder”);

(6)	SCGC CAPTIAL HOLDING COMOPANY LIMITED, a company duly incorporated and validly existing under the laws of the British Virgin Islands (“SCGC”);

(7)	CIVC INVESTMENT LTD., a company duly incorporated and validly existing under the laws of Cayman Islands (“CIVC”);

(8)	PITANGO VENTURE CAPITAL FUND V, L.P. and PITANGO VENTURE CAPITAL PRINCIPALS FUND V, L.P., limited partnerships under the laws of Cayman Islands (together known as “Pitango”);

(9)	TDR INVESTMENT HOLDINGS CORPORATION, a company duly incorporated and validly existing under the laws of British Virgin Islands (“TDR”); and

(10)	NEW GOLDENSEA (HONG KONG) GROUP COMPANY LIMITED, a company duly incorporated and validly existing under the Law of Hong Kong (“New Goldensea”, and collectively with SCGC, CIVC, Pitango and TDR, the “Series B Shareholders”, and each, a “Series B Shareholder”).

Each of the Company, the Ordinary Shareholders, the Series A Shareholders, the Series B Shareholders shall be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.

The Company, the Ordinary Shareholders and the Series A Shareholders, the Series B Shareholders and Paker have entered into a Share Subscription Agreement dated December 11, 2008 (“Share Subscription Agreement”), pursuant to which (i) each Ordinary Shareholder exchanged all of his, her or its (hereafter, “its”) ordinary shares in Paker for newly-issued ordinary shares, par value US$0.001 per share, of the Company (the “Ordinary Shares”); (ii) each Series A Shareholder exchanged all of its series A preferred shares in Paker for newly-issued Series A convertible redeemable preferred shares, par value US$0.001 of the Company (“Series A Preferred Shares”), and (iii) each Series B Shareholder exchanged all of its series B preferred shares of Paker for newly-issued Series B convertible redeemable preferred shares, par value US$0.001 of the Company (“Series B Preferred Shares”);

B.	As the result of the consummation of the transactions in the Share Subscription Agreement, Ordinary Shareholders, Series A Shareholders and Series B Shareholders together hold 100% of the equity interest of the Company and the Company holds 100% of the equity interest of Paker.

C.	It is a condition precedent under the Share Subscription Agreement that the Parties enter into this Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:

1.	Interpretation.

1.1	Definitions.

Capitalized terms used herein shall have the meanings ascribed to them in Schedule I hereunder. Capitalized terms used herein without definitions shall have the meanings set forth in the Share Subscription Agreement.

1.2	Interpretation.

For all purposes of this Agreement, except as otherwise expressly provided herein, (i) the terms defined in Schedule I shall have the meanings ascribed to them in Schedule I hereunder and shall include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under US GAAP, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision (vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise, (vii) all references to dollars are to currency of the United States of America, (viii) the term “including” will be deemed to be followed by “, but not limited to,”; (ix) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; and (x) the term “day” means “calendar day.”

1.3	Jurisdiction.

The terms of this Agreement are drafted primarily in contemplation of an offering of securities in the United States of America. The Parties recognize, however, the possibility that securities may be qualified or registered in a jurisdiction other than the United States of America for offering to the public or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

(a)	It is their intention that, whenever this Agreement refers to a law, form, process or institution of the United States of America but the Parties wish to effectuate qualification or registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States of America shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question; and

(b)	It is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Company’s Ordinary Shares unless arrangements have been made reasonably satisfactory to a majority in interest of the Holders of then outstanding Registrable Securities to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.

2.	Demand Registration.

2.1	Registration Other Than on Form F-3 or Form S-3.

Subject to the terms of this Agreement, at any time or from time to time that is six (6) months after the closing of an Qualified IPO, Holders holding twenty percent 20% or more of the then outstanding Registrable Securities may request in writing that the Company effect a Registration in any jurisdiction in which the Company has had a registered underwritten public offering (or, if the Company has not yet had a registered underwritten public offering, then such request may be to effect such Registration on the New York Stock Exchange, the NASDAQ National Market, or any other internationally recognized exchange that is approved by the Company) of all or part of the Registrable Securities, including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission on Form F-1 or Form S-1 (or any comparable form for Registration in a jurisdiction other than the United States of America, if applicable). Upon receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction. The Company shall be obligated to effect no more than three (3) such demand Registrations by Holders of Registrable Securities pursuant to this Section 2.1, provided that in each case, the anticipated aggregate offering price net of underwriting discounts and commissions shall exceed US$5,000,000.

2.2	Registration on Form F-3 or Form S-3.

Subject to the terms of this Agreement, at any time that is six months after an Qualified IPO, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States of America), Holders may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States of America), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. The Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable Securities under this Section 2.2; provided, however, the Company shall not be obligated to effect any such Registration, qualification or compliance pursuant to this Section 2.2: (i) if Form F-3 or Form S-3 (or comparable form for Registration in a jurisdiction other than the United States of America) is not available for such offering by the Holders; or (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such Registration, propose to sell Registered Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000. The Holders shall be entitled to an unlimited number of Registrations pursuant to this Section 2.2, provided, however, that the Company shall be only obligated to bear the expenses incurred for the first two (2) such Form F-3 or Form S-3 Registrations.

2.3	Right of Deferral.

(a)	The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(i)	if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within sixty (60) days of receipt of that request; provided that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within sixty (60) days of the initial filing; provided further that the Holders are entitled to join such Registration subject to Section 3;

(ii)	during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company; provided that the Holders are entitled to join such Registration subject to Section 3; or

(iii)	in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction;

(iv)	if the Registrable Securities to be included in the Registration Statement could be sold without restriction under Rule 144(b) of the Securities Act within a ninety (90) day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act.

(b)	If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, there is a reasonable likelihood that it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided that such deferral by the Company shall not exceed ninety (90) days from the receipt of any request duly submitted by Holders under Section 2.1 or sixty (60) days from the receipt of any request duly submitted by Holders under Section 2.2 to register Registrable Securities; provided further, that the Company may not register any other of its Securities during such sixty (60) or ninety (90) day period (except for Registrations contemplated by Section 3.4); as the case may be, and provided that the Company shall not utilize this right more than once in any twelve (12) month period.

2.4	Underwritten Offerings.

If, in connection with a request to register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 2.1 and 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or 2.2, the underwriters may (i) in the event the offering is the Company’s Qualified IPO, exclude from the underwriting all of the Registrable Securities (so long as the only securities included in such offering are those of the Company), or (ii) otherwise exclude up to seventy-five percent (75%) of the Registrable Securities requested to be registered but only after first excluding all other Equity Securities from the Registration and underwriting and so long as the number of shares to be included in the Registration on behalf of Holders is allocated between the Series A Shareholders and the Series B Shareholders pari passu based on the investment amounts of the Series A Shareholders and Series B Shareholders, provided that if, as a result of such underwriter cutback, the Holders cannot include in the initial public offering all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one (1) of the three (3) demand Registrations to which the Holders are entitled pursuant to Section 2.1. Ordinary Shares other than Registrable Securities shall be excluded from the Registration and underwriting, and shall be included only after all the Registrable Securities owned by the Holders are included in the Registration, unless the inclusion of such Ordinary Shares is approved by the Holders holding seventy-five (75%) of the then outstanding Registrable Securities. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.

3.	Piggyback Registrations.

3.1	Registration of the Company’s Securities.

Subject to the terms of this Agreement, if the Company proposes to register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities solely for cash (except as set forth in Section 3.4), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested to be registered by such Holder subject to the right of the Company and its underwriters to reduce in view of market conditions the number of shares of Registrable Securities proposed to be registered. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

3.2	Right to Terminate Registration.

The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3	Underwriting Requirements.

(a)

In connection with any offering involving an underwriting of the Company’s Equity Securities solely for cash, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may (i) in the event the offering is the Company’s Qualified IPO, exclude all of the Registrable Securities (so long as the only securities included in such offering are those of the Company and no securities of other selling shareholders are included), or (ii) otherwise exclude up to seventy-five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities (except for securities to be offered by the Company) from the Registration and underwriting and so long as the Registrable Securities to be included in such Registration on behalf of Holders are allocated between the Series A Shareholders and the Series B Shareholders pari passu based on the investment amounts of the Series A Shareholders and Series B Shareholders. Ordinary Shares other than Registrable Securities shall be excluded from the Registration and underwriting, and shall be included only after all the Registrable Securities owned by the Holders are included in the Registration, unless the inclusion of such Ordinary Shares is approved by the Holders holding seventy-five (75%) of the then outstanding Registrable Securities.

(b)	If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

3.4	Exempt Transactions.

The Company shall have no obligation to register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable).

4.	Procedures.

4.1	Registration Procedures and Obligations.

Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(a)	Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities registered thereunder, keep the Registration Statement effective for up to one hundred and eighty (180) days or, if earlier, until the distribution contemplated thereunder has been completed; provided, however, that such one hundred and eighty (180) day period shall be extended for a period of time equal to the period any Holder refrains from selling any Registrable Securities included in such Registration at the written request of the underwriter(s) of the Company for such Registration;

(b)	Prepare and file with the Commission amendments and supplements to such Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by such Registration Statement;

(c)	Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)	Use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

(e)	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering. Each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

(f)	Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law of (i) the issuance of any stop order by the Commission, or (ii) the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)	Provide a transfer agent and registrar for all Registrable Securities registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;

(h)	Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the closing date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) (A) a comfort letter dated the signing date of the underwriting agreement; and (B) a bring down comfort letter dated the closing of the sale, each from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(i)	Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or in connection with a Qualified IPO, the primary exchange on which the Company’s securities will be traded.

4.2	Information from Holder.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3	Expenses of Registration.

All expenses, other than the Selling Expenses (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 if the Registration request is subsequently withdrawn at the request of the Holders of forty percent (40%) of then outstanding Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn Registration), unless the Holders of forty percent (40%) of then outstanding Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 2.1; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1. Underwriting fees, discounts and commissions applicable to the sale of Registrable Securities shall be for the account of the participating Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

4.4	Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of Sections 2, 3, 4, 5 or 6 of this Agreement.

5.	Indemnification.

5.1	Company Indemnity.

(a)

To the maximum extent permitted by law, the Company will indemnify and hold harmless each Holder, such Holder’s officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under laws which are applicable to the Company insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)	The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such Holder, underwriter, controlling person or other aforementioned person.

5.2	Holder Indemnity.

(a)	To the maximum extent permitted by law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration; provided, however, such limitation shall not apply in the case of fraud or willful misconduct by such Holder.

(b)	The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

5.3	Notice of Indemnification Claim.

Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified Party shall, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

5.4	Contribution.

If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

5.5	Underwriting Agreement.

To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control. No Holder shall be entitled to recover on any claim for indemnification or contribution hereunder if such Holder has been indemnified or recovered pursuant to the contribution provisions of the underwriting agreement in relation to the same losses, claims, damages or liabilities.

5.6	Survival.

Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.

6.	Additional Undertakings.

6.1	Reports under the Exchange Act.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States of America), the Company agrees to:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)	file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c)	at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed).

6.2	Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such Equity Securities in any Registration filed under Section 2 or Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (ii) cause the Company to include such Equity Securities in any Registration filed under Section 2.2 or Section 3 hereof on a basis more favorable to such holder or prospective holder than is provided to the Holders thereunder.

6.3	“Market Stand-Off” Agreement.

Each Holder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s Qualified IPO and ending on the date specified by the Company and the managing underwriter (“Lock-up Period”, such period not to exceed one hundred and eighty (180) days from the date of such final prospectus), (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise; provided, that (x) all directors, senior executive officers and all other holders of 5% or more of share capital of the Company must be bound by restrictions substantially identical to those applicable to any Holder pursuant to this Section 6.3, (y) all Holders will be released from any restrictions set forth in this Section 6.3 to the extent that any other members subject to substantially similar restrictions are released, and (z) the lockup agreements shall permit Holders to transfer their Registrable Securities to their respective Affiliates so long as each transferee enters into a lockup agreement identical to that entered into by the transferring Holder. The underwriters in connection with the Company’s Qualified IPO are intended third party beneficiaries of this Section 6.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a Party hereto. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

6.4	Termination of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to Section 2 and Section 3 will be automatically terminated upon the earlier of (i) the third (3rd) anniversary of the occurrence of the Company’s Qualified IPO, post the Lock-up Period and (ii) with respect to a Holder, when such Holder may sell his/her/its Registrable Securities without restriction under Rule 144 of the Securities Act within ninety (90) days.

6.5	Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to Section 2 and Section 3 may be assigned (but only with all related obligations) by a Holder to (i) a transferee or assignee of at least 100,000 Registrable Securities, or (ii) an Affiliate or partner of the Holder or shareholders who agree to act through a single representative; provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action hereunder.

6.6	Exercise of Preferred Shares.

Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares.

7.	Preemptive Right

7.1	General.

The Company hereby grants to each holder of then-outstanding Series A Preferred Shares or Series B Preferred Shares (each, a “Preferred Shareholder”) a right to purchase up to its pro rata shares of any New Securities that the Company may, from time to time, propose to sell or issue to any person or entity other than the holders of Ordinary Shares. A Preferred Shareholder’s “pro rata share” for purposes of this purchase right shall be determined according to the number of Ordinary Shares owned by such Preferred Shareholder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Ordinary Share Equivalents) in relation to the total number of Ordinary Shares of the Company outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Ordinary Share Equivalents).

7.2	Issuance Notice.

In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Shareholder a written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Preferred Shareholder shall have thirty (30) days after the receipt of such notice to agree to purchase such New Securities (as determined in Section 7.1 above) at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Failure by a Preferred Shareholder to give notice within such 30-day period shall be deemed to constitute a decision by such Preferred Shareholder not to exercise its purchase rights with respect to such issuance of New Securities.

7.3	Sales by the Company.

For a period of one hundred and twenty (120) days following the expiration of the thirty (30) day period as described in Section 7.2 above, the Company may sell any New Securities with respect to which a Preferred Shareholder's preemptive rights under this Section 7 were not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such one hundred and twenty (120) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preferred Shareholder(s) in the manner provided in Section 7.1 above.

7.4	Termination of Preemptive Rights.

The preemptive rights in this Section 7 shall terminate on the earliest of (i) the closing of the Qualified IPO, (ii) with respect to a Preferred Shareholder, the date on which the Series A Preferred Shares or Series B Preferred Shares held by such Preferred Shareholder are converted into Ordinary Shares or (iii) a Liquidation Event.

8.	Information and Inspection Rights.

8.1	Delivery of Financial Statements.

Subject to Section 8.3, the Company shall deliver to such Preferred Shareholder the following documents or reports:

(a)	within one hundred twenty (120) days after the end of each fiscal year of the Company Group beginning in respect of the Company’s fiscal year ending December 31, 2008, consolidated, audited annual financial statements for the Company Group for such fiscal year and a consolidated balance sheet for the Company Group as of the end of the fiscal year, audited and certified by an Auditor selected by the Company and approved by the Preferred Shareholders holding more than fifty percent (50%) of then outstanding Series A Preferred Shares and the Preferred Shareholders holding more than seventy-five percent (75%) of then outstanding Series B Preferred Shares, a copy of the Company Group’s annual operating plan and budget, and a management report including a comparison of the financial results of such fiscal year with the corresponding business plan, all prepared in accordance with US GAAP;

(b)	within forty-five (45) days of the end of each quarter, a consolidated un-audited income statement and statement of cash flows for such quarter and a consolidated balance sheet for the Company Group as of the end of such quarter, and a management report including a comparison of the financial results of such quarter with the corresponding business plan, prepared in accordance with US GAAP;

(c)	within fifteen (15) days of the end of each month, a consolidated un-audited income statement and a consolidated balance sheet for the Company Group as of the end of such month, a copy of the annual operating plan and budget, and a management report including a comparison of the financial results against the Company's business plan, all prepared in accordance with US GAAP;

(d)	no later than forty-five (45) days prior to the end of each fiscal year, an annual consolidated budget and operating plan of the Company Group for the succeeding fiscal year; and

(e)	any reports publicly filed by the Company Group with any relevant securities exchange, regulatory authority or governmental agency.

8.2	Inspection.

Each member of the Company Group shall permit each Preferred Shareholder, at its own expense, to visit and inspect, during normal business hours following reasonable notice by such Preferred Shareholder to such member of the Company Group and only in a manner so as not to interfere with the normal business operations of the Company Group, any of the properties of the Company Group, and examine the books of account and records of the Company Group, and discuss the affairs, finances and accounts of the Company Group with the directors, officers, management employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested in writing by the Preferred Shareholder; provided, that such Preferred Shareholder agrees to keep confidential any information so obtained; provided, further, that the Preferred Shareholder may be excluded from access to any material, records or other information if the Company Group is restricted from making such disclosure pursuant to a bona fide agreement with a third party or if such disclosure will jeopardize the attorney-client privilege.

8.3	Termination of Information and Inspection Rights.

The rights and covenants set forth in Sections 8.1 and 8.2 shall terminate and be of no further force or effect with respect to any Preferred Shareholder upon the earliest occurrence of (i) the closing of a Qualified IPO, (ii) the date on which the Series A Preferred Shares or Series B Preferred Shares held by such Preferred Shareholder are converted into Ordinary Shares, (iii) the date on which the Series A Shareholders cease to hold, and the Series B Shareholders as a group ceases to hold at least 4% of the Company’s outstanding shares on a fully-diluted, as converted basis, (iv) the date that the Company becomes subject to the reporting requirements of Section 13 and Section 15 of the Exchange Act, as amended; or (v) a Liquidation Event.

8.4	Governmental/Securities Filings.

For three (3) years after the time when the Company becomes subject to the filing requirements of the Exchange Act or any other organized securities exchange, the Company shall deliver to Flagship and Series B Shareholder copies of, or provide a link on its public website to, any quarterly, annual, extraordinary, or other reports publicly filed by the Company with the Commission or any other relevant securities exchange, regulatory authority or government agency, and any annual reports and other materials to the members.

9.	Rights of First Refusal and Co-Sale Rights.

9.1	Restriction on Transfer of Shares.

(a)	No Transfer Prior to Qualified IPO

Prior to completion of the Qualified IPO, no Restricted Shareholder shall transfer any Ordinary Shares without first obtaining the approval in writing of Preferred Shareholders holding more than 60% of outstanding Preferred Shares.

(b)	Holders of Ordinary Shares.

Except as provided in Sections 9.2 through 9.5 of this Agreement, any holder of Ordinary Shares of the Company other than the Preferred Shareholders or holders of Ordinary Shares converted from the Series A Preferred Shares or Series B Preferred Shares (each a “Restricted Shareholder”), regardless of any such holder’s employment status with the Company may not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions (a “Transfer”) any direct or indirect interest in any Equity Securities of the Company now or hereafter owned or held by him or her before a Qualified IPO, unless otherwise approved in writing by Preferred Shareholders holding more than sixty percent (60%) of then outstanding Preferred Shares. For the purposes hereof, redemption or repurchase of shares by the Company shall not be prohibited under this clause.

(c)	Prohibited Transfers Void.

Any transfer of Equity Securities by a Restricted Shareholder not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company.

9.2	Rights of First Refusal.

(a)	Transfer Notice.

Prior to the closing of a Qualified IPO, subject to the consent of holders of Preferred Shareholders holding more than sixty percent (60%) of then outstanding Preferred Shares, if a Restricted Shareholder proposes to transfer the Equity Securities he or it directly or indirectly holds in the Company to one or more third parties pursuant to an understanding with such third parties (a “Transfer”, and such holder a “Transferor”), then the Transferor shall give the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) subject to any applicable non-disclosure agreement with such third party, the identity of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.

(b)	Holder’s Option.

(i)	Each Holder shall have an option for a period of thirty (30) days following the Holder’s receipt of the Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(ii)	Each Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Offered Shares, by notifying Transferor and the Company in writing, before expiration of the thirty (30) day period after delivery of the Transfer Notice as to the number of such Offered Shares that it wishes to purchase.

(iii)	Each Holder’s pro rata share of the Offered Shares shall be a fraction, the numerator of which shall be the number of Equity Securities (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) owned by such Holder on the date of the Transfer Notice and the denominator of which shall be the total number of Equity Securities (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) held by all Holders on such date.

(iv)	If any Holder fails to exercise such purchase option pursuant to this Section 9.2, the Transferor shall give notice of such failure (the “Re-allotment Notice”) to each other Holder that elected to purchase its entire pro rata share of the Offered Shares (the “Purchasing Holders”). Such Re-allotment Notice may be made by telephone if confirmed in writing within two (2) days. The Purchasing Holders shall have a right of re-allotment such that they shall have ten (10) days from the date such Re-allotment Notice was given to elect to increase the number of Offered Shares they agreed to purchase under Section 9.2(b)(iii) to include their respective pro rata share of the Offered Shares contained in any Re-allotment Notice.

(v)	Subject to Applicable Securities Laws, the Holder shall be entitled to apportion Offered Shares to be purchased among its partners and Affiliates upon written notice to the Company and the Transferor.

(vi)	If a Holder gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased at a place agreed by the Transferor and all the participating Holders and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Holder's receipt of the Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 9.2(c).

(vii)	Regardless of any other provision of this Agreement, if the Holders decline in writing, or fail to exercise their purchase option pursuant to this Section 9.2 with respect to any or all Offered Shares, the Transferor shall be free to sell the remaining Offered Shares pursuant to the Transfer Notice, subject to Sections 9.3 and Section 9.4 hereunder.

(viii)	If any Holder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by such Holder, the Transferor will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such Holder, and the Transferor will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such Holder.

(c)	Valuation of Property.

(i)	Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Holders shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(ii)	If the Transferor, on the one hand, and the Holders on the other hand, cannot agree on such cash value within seven (7) days after the Holders’ receipt of the Transfer Notice, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Transferor and the Holders, or, if they cannot agree on an appraiser within ten (10) days after the Holders’ receipt of the Transfer Notice, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(iii)	The cost of such appraisal shall be shared equally by the Transferor and the Purchasing Holders, with the half of the cost borne by the Purchasing Holders to be borne pro rata by each Purchasing Holder based on the number of shares such Purchasing Holder has elected to purchase pursuant to this Section 9.

(iv)	If the value of the purchase price offered by the prospective transferee is not determined within the forty-five (45) day period specified in Section 9.2(b)(vi) above, the closing of the Holders’ purchase shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 9.2(c).

9.3	Right of Co-Sale.

(a)	to the extent the Holders do not exercise their respective right of first refusal as to all of the Offered Shares pursuant to Section 9.2, each Holder that did not exercise its right of first refusal as to any of the Offered Shares pursuant to Section 9.2 shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within fifteen (15) days after delivery of the Transfer Notice referred to in Section 9.2(a) (such Holder, a “Selling Holder”; all such Holders and the Transferor are referred to collectively as the “Selling Holders”).

(i)	Such Selling Holder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Holder wishes to sell under its right to participate.

(ii)	To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be the Transferor’s pro rata share of the Offered Shares, calculated on the basis that the Transferor is a Selling Holder.

(b)	The Selling Holders may elect to sell such number of Equity Securities that in aggregate equals the total number of Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 9.2 hereof on pro rata basis. Each Selling Holder may elect to sell such number of Equity Securities that equals the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 9.2 hereof multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on as-if-converted basis which includes the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (on as-if-converted basis which include the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by all Selling Holders on the date of the Transfer Notice.

(c)	Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser (i) an executed sale and purchase agreement, if required, and any other documentation reasonably requested by the prospective purchaser and (ii) one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of any Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Holder shall only deliver Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares) and certificates corresponding to such Ordinary Shares. To the extent that such Ordinary Share Equivalents are by their terms then exercisable for, or convertible into, Ordinary Shares, the Company agrees to permit such exercise or make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer, subject in each case to receiving the exercise price, if applicable, and all other documents required for such exercise or conversion.

(d)	The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 9.3(c) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently herewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.

(e)	To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Holder such shares or other securities that such Selling Holder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

9.4	Non-Exercise of Rights.

(a)	Subject to any other applicable restrictions on the sale of such shares, to the extent that the Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 9.2 and the Holders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 9.3, the Transferor shall have a period of 90 days from the expiration of such rights in which to sell the Offered Shares, as the case may be, to the third-party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice.

(b)	In the event the Transferor does not consummate the sale or disposition of the Offered Shares within 90 days from the expiration of such rights, the Holders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(c)	The exercise or non-exercise of the rights of the Holders under this Section 9 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

9.5	Limitations to Rights of First Refusal and Co-Sale.

The provisions of this Section 9 shall not apply to:

(a)	the exercise of outstanding options pursuant to the Company’s share incentive plans,

(b)	any Transfers by the Founders to any of their respective Affiliates, and any Transfers by the Founders among themselves;

(c)	sale or otherwise assignment, with or without consideration, of up to ten (10%) of Equity Securities now or hereafter held by such holder, to an entity wholly-owned by such holder, or to a spouse or child of such holder, or to a trust, custodian, trustee, or other fiduciary for the account of any of the foregoing, or to a trust for such holder’s account;

(d)	other option rights or warrants approved by Preferred Shareholders; or

(e)	any Transfers that may result from the transactions contemplated by this Agreement or the Share Subscription Agreement.

provided that, in case of (a), (b) and (c) above, each of the transferees, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to the Holders, assuming the obligations of the Restricted Shareholders under this Agreement with respect to the transferred securities; provided, further, that each of the transferor shall remain liable for any breach by such transferee of any provision hereunder.

9.6	Termination of Rights of First Refusal and Co-Sale Rights.

The rights and covenants set forth in this Section 9 shall terminate and be of no further force or effect with respect to a Preferred Shareholder upon the earliest occurrence of (i) the closing of a Qualified IPO, (ii) the date on which the Series A Preferred Shares or Series B Preferred Shares held by such Preferred Shareholder are converted into Ordinary Shares, (iii) the date on which the Series A Shareholders cease to hold and the Series B Shareholders as a group ceases to hold at least 4% of the Company’s outstanding shares on a fully-diluted, as converted basis, or (iv) a Liquidation Event.

10.	Assignments and Transfers; No Third Party Beneficiaries.

10.1 Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. Except as otherwise provided herein, the rights of any Holder hereunder are only assignable in connection with the transfer or sale (subject to applicable securities and other Laws) of the Equity Securities held by such Holder but only to the extent of such transfer, provided, however, that (i) the transferor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Equity Securities that are being assigned to such transferee, and (ii) such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as a Holder and be subject to all applicable restrictions set forth in this Agreement. Unless otherwise provided herein, this Agreement and the rights and obligations of any Party hereunder shall not be otherwise assigned to any third party without the mutual written consent of the other Parties.

10.2 The sale or transfer of any Equity Securities by the Holders shall not be subject to any right of first refusal, co-sale rights or any other contractual conditions or restrictions on transfer except as may be required by Law. Notwithstanding the foregoing, the Holders shall not transfer Equity Securities to any Person that is a direct competitor of the Company without the prior written consent of the Company.

11.	Potential Trade Sale

At any time after the September 18, 2011 and prior to the closing of the Company’s Qualified IPO, if all shareholders of the Company including holders of Ordinary Shares and Preferred Shareholders agree to an offer to sell all their shares to a third party, and such offer is conditional upon the sale of a number of shares of the Company exceeding the number of shares held by such shareholders, all shareholders shall be required to participate in such sale on the same terms and conditions. Proceeds shall be distributed in accordance with liquidation preferences.

12.	Legend.

12.1 Each existing or replacement certificate for shares now owned or hereafter acquired by any Restricted Shareholder shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDER AGREEMENT BY

AND BETWEEN THE MEMBER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. SUBJECT TO APPLICABLE CONFIDENTIALITY PROVISIONS, COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

12.2 Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 12.1 above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of Section 9.

13.	Election of Directors; Board Observer.

13.1	Board of Directors.

(a)	Number of Directors. The Company shall have a Board consisting of seven (7) directors, of which (i) so long as Flagship holds not less than 4% of the Company’s Shares on a fully-diluted as-converted basis, representing Series A preferred Shareholders, one (1) Director shall be appointed by Flagship (the “Flagship Director”), (ii) so long as Series B Shareholders as a group holds not less than 4% of the Company’s Shares on a fully-diluted as-converted basis, one (1) Director shall be appointed by Series B Shareholders (the “Series B Director”), (iii) three (3) Directors shall be appointed by the Founders (the “Management Directors”), and (iv) two (2) unrelated and independent directors who meet the independent requirements of the relevant securities exchange and the Commission.

(b)	Designation and Election of Flagship Director and Series B Director. At each election of the directors of the Board, each holder of Series A Preferred Shares, each holder of Series B Preferred Shares and each holder of Ordinary Shares shall vote at any meeting of members, such number of Series A Preferred Shares (on an as-converted basis), Series B Preferred Shares (on an as-converted basis) and Ordinary Shares as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Series A Preferred Shares (on an as-converted basis), Series B Preferred Shares (on an as-converted basis) and Ordinary Shares (i) as may be necessary to elect as Flagship Director one (1) individual designated by Flagship, (ii) as may be necessary to elect as Series B Director one (1) individual designated by Series B Shareholder, and (iii) against any other Flagship Director nominee not so designated by Flagship and Series B Director nominee not so designated by Series B Shareholder.

(c)

Designation and Election of the Management Directors. At each election of the directors of the Board, each holder of Series A Preferred Shares, each holder Series B Preferred Shares and each holder of Ordinary Shares shall vote at any meeting of members, such number of Series A Preferred Shares (on an as-converted basis), Series B Preferred Shares (on an as-converted basis) and Ordinary Shares as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Series A Preferred Shares (on an as-converted basis), Series B Preferred Shares (on an as-converted basis) and Ordinary Shares (i) as may be necessary to elect as the Management Directors three (3) individuals (or such larger number of Management Directors as may be appointed pursuant to the second paragraph of Section 13.1(a)) designated by the Founders, and (ii) against any other Management Director nominee not so designated.

13.2	Committees.

(a)	The Board of Directors of the Company shall have established a financial committee (the “Financial Committee”), which shall consist of five (5) members, including the Flagship Director, Series B Director and three (3) directors nominated by the Founders. The Financial Committee shall be responsible for supervising the finance and accounting of the Company Group, including but not limited to budget, Related Party transactions, employee welfare planning and conducting internal audit. All actions of the Financial Committee relating to matters set out in Section 14.7 of this Agreement shall require the affirmative vote of the director nominated by Flagship and the director nominated by SCGC or CIVC. The three Series B Observers shall have the right to attend meetings of the Financial Committee without voting rights. The Financial Committee shall meet on a regular basis at least once every quarter.

(b)	The Board of Directors of the Company shall have established an executive committee (the “Executive Committee”), which shall consist of at least five (5) members, including the Flagship Director, Series B Director and all the key management members designated by the Board of Directors, and the chairman of the Executive Committee shall be appointed by the Board of Directors. The three Series B Observers shall have the right to attend the meetings of the Executive Committee without voting rights. The authority of the Executive Committee shall be determined by the Board of Directors, which shall, amongst others, include the authority of providing guidance, supervision and support to the management team of the Company Group, assessing the management team’s performance and conducting other activities in relation to the Company Group’s business operations. The Executive Committee shall meet on a regular basis at least once every month.

(c)	Prior to the Qualified IPO, the Parties agree that they will cause the Board of Directors to establish three committees of the Board of Directors, namely an audit committee, compensation committee and nominating committee, in each case with composition, powers and duties covers that comply with the listing requirements of the applicable securities exchange and the Commission. Such three committees shall supersede and replace the Financial Committee and the Executive Committee, which shall be terminated. Each of the compensation committee and nominating committee shall, until the expiry of the Lock-up Period, include the Series B Director (so long as the director meets the relevant requirements of the Commission and Nasdaq) and the Flagship Director (so long as the director meets the relevant requirements of the Commission and Nasdaq). The audit committee shall, until the expiry of the Lock-up Period, include the Series B Director (so long as the director meets the relevant independence requirements of the Commission and Nasdaq) and the Flagship Director (so long as the director meets the relevant independence requirements of the Commission and Nasdaq). The three (3) Series B Observers may attend meetings of these committees without voting rights.

13.3	Board Observer.

For so long as Flagship holds any Series A Preferred Shares, Flagship shall have the right, from time to time, at its own expense, and at any time, to designate one (1) individual that is an employee, officer or counsel of Flagship (the “Flagship Observer”) to attend all meetings of the Board and all committees thereof (whether in person, by telephone or other) in a non-voting observer capacity. For so long as CIVC and Pitango hold any Series B Preferred Shares, CIVC and Pitango shall have the right, from time to time, at their own expense, and at any time, to designate two (2) individuals that are respectively an employee, officer or counsel of CIVC or Pitango. For so long as TDR holds any Series B Preferred Shares, TDR shall have the right, from time to time, at its own expense, and at any time, to designate one (1) individual that is an employee, officer or counsel of TDR (collectively with the two individuals so designated by CIVC and Pitango, the “Series B Observers”) to attend all meetings of the Board and all committees thereof (whether in person, by telephone or other) in a non-voting observer capacity. The Company shall provide to the Flagship Observer and Series B Observers, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members.

13.4	Alternate.

Subject to applicable law, each of the Flagship Director, Series B Director and the Management Directors, in the case of his or her absence, shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternative.

13.5	Meetings and Expenses.

The Board shall meet in person or by teleconference no less than one time per quarter. The Company shall reimburse all reasonable, documented expenses of all the Directors related to all Board activities, other than the Board Observer designated by Flagship, TDR or CIVC and Pitango pursuant to Section 13.3 herein, including but not limited to attending the Board meetings.

13.6	Amendment.

So long as a Preferred Shareholder holds any Series A Preferred Shares or Series B Preferred Shares, no rights of such Preferred Shareholder under this Section 13 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of the holder(s) of at least seventy-five percent (75%) of the Series A Preferred Shares or the Series B Preferred Shares, as the case may be.

13.7	Directors’ Insurance and Indemnification.

After the Company’s Qualified IPO, the Company shall provide customary insurance coverage for members of its Board of Directors to the extent available on commercially reasonable terms. The Memorandum and Articles of the Company shall at all times provide that the Company shall indemnify the members of the Company’s Board of Directors to the maximum extent permitted by the law of the jurisdiction in which the Company is organized.

13.8	Board Meetings.

(a)	The directors shall use their reasonable best efforts to hold no less than one (1) Board meeting during each quarter.

(b)	A quorum for a Board meeting shall consist of at least four (4) directors, including the Flagship Director, Series B Director and two (2) Management Directors; provided, however, if such quorum cannot be obtained per two (2) consecutive meetings of directors due to the failure of the Flagship Director or Series B Director to attend such meetings of directors after the notice of the meeting has been sent by the Company in accordance with the Memorandum and Articles, then the attendance of any four (4) directors at the next duly called meeting of directors shall constitute a quorum.

(c)	In the case of an equality of votes in a Board meeting, no director shall have a second or casting vote and the second Board meeting shall be convened within thirty (30) days in which the unresolved matter shall be put to the vote again. In case that the matter cannot be resolved in the second Board meeting, such matter shall be put to the vote in the general meeting of the shareholders of the Company in accordance with this Agreement and Memorandum and Articles.

13.9	Shareholders’ Meeting and Board Meeting of Paker and Jinko

All the Parties agree that, unless otherwise approved in advance by the Board of the Company (shall include the Flagship Director and Series B Director), (1) a meeting of the board of directors of Paker, Jinko and any Subsidiary and branch shall only be convened at the time when the meeting of the Board of the Company is convened; (2) no resolution of the board of directors (or the executive director, as the case may be) of Paker, Jinko and any Subsidiary and branch thereof shall be passed unless approved in advance by the Board of the Company; (3) any appointment, removal and replacement of the directors of Paker, Jinko and any Subsidiary and branch thereof shall be approved in advance by the Board of the Company.

14	Additional Agreement; Covenants

14.1	Qualified IPO.

Subject to applicable laws, commercial considerations and market conditions, the Parties agree to use commercially reasonable efforts to effectuate the closing of a Qualified IPO prior to the September 18, 2010. In the event of the closing of a Qualified IPO, each of the Company and the Founders agrees to use commercially reasonable efforts, subject to applicable laws and the requirements of the underwriters in relation to the Qualified IPO, to minimize restrictions on the transfer of any Series A Preferred Shares held by the Series A Shareholders and Series B Preferred Shares held by the Series B Shareholders (or Ordinary Shares that have been converted from such Series A Preferred Shares or Series B Preferred Shares). This provision shall refer to such actions by the Company and the Founders taken in the ordinary course as timely holding of shareholders’ meetings, timely filing of reports and other information with the Commission, other relevant regulatory agencies and the relevant securities exchange. It shall not require the Company or the Founders to take any other actions, and in particular shall not create any additional obligations or responsibilities of the Company or the Founders in relation to registration rights, which obligations and responsibilities are set out in full in Sections 2 through 6 of this Agreement.

14.2	Approval of Business Plan.

The Company, the Founders, Series A Shareholders and Series B Shareholders shall use their reasonable best efforts to cause each quarterly or annual budget, business plan or operating plan (including any capital expenditure budget, operating budget and financing plan) to be approved before the beginning of each quarter or year, as the case may be.

14.3	Related Party Transactions.

Until the closing of the Company’s Qualified IPO, except for the transactions contemplated under this Agreement and the Transaction Documents, all Related Party transactions between any of the Company, the members of the Company Group, the Founders, the Key Employees, and directors of the Company Group, Related Party of any of such Persons and the Founders, shall be negotiated and entered into on an arms-length basis and shall be subject to the approval of the Board. In addition, any related party transactions concerning consideration in excess of US$50,000 shall be subject to the approval of the Board, including the approval of the Flagship Director and Series B Director.

14.4	Restriction on Indirect Transfer.

Unless with the prior written approval of the Board, which shall include the approval of the Flagship Director and Series B Director, none of the Founders shall, directly or indirectly, (i) transfer, sell, pledge, mortgage, encumber or otherwise dispose of any of his or her shares in the Company, or (ii) pass any resolutions approving the issuance of any additional shares, equity interest, registered capital, options, warrants or other equity securities in Paker or Jinko. Each of the Founders hereby agrees that it/he/she will not effect any transfer in violation of this Section 14.4 nor will it treat any alleged transferee as the holder of such shares or equity interest. Each of the Founders shall not, and each of the Founders shall cause Paker and Jinko not to, issue to any person any new shares or equity securities or any options or warrants for, or any other securities exchangeable for or convertible into, such shares or equity securities in Paker or Jinko, unless with the prior written approval of the Board, which shall include the approval of the Flagship Director and Series B Director.

14.5	Right of Assignment.

Notwithstanding any other provision of this Agreement, each of the Series A Shareholders and Series B Shareholders shall be entitled to transfer all or part of its Series A Preferred Shares or Series B Preferred Shares purchased by it, provided that (i) such transferee shall not compete directly or indirectly with the principal business of any member of the Company Group; and (ii) such transferee agrees in writing to be subject to the terms of the Share Subscription Agreement, as the case may be, and Ancillary Agreements as if it were a purchaser thereunder. Such transfer shall not be subject to right of first refusal of any other Party hereto, provided that such transfer by any of the Series A Shareholder or Series B Shareholder to any or their respective directors, officers or partners shall be subject to Section 10.2 of this Agreement.

14.6	Non-Competition by the Founders.

(a)	The Founders undertake to the Company, the Series A Shareholders and Series B Shareholders that he or she will devote his or her working time and attention exclusively to the business of the Company Group and use his or her best efforts to promote the Company Group’s interests until at least three (3) years after the Qualified IPO, unless his/her earlier resignation is approved by the Preferred Shareholders holding more than seventy percent (70%) of then outstanding Preferred Shares.

(b)	The Founders further undertake to the Company, the Series A Shareholders and Series B Shareholders that, commencing from the date of this Agreement for the later of a period of three (3) years after he ceases to be (x) employed by the Company Group or (y) a shareholder in the Company Group, he will not, without the prior written consent of the Board (including the consent of the Flagship Director and Series B Director), either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other person: (i) invest or be engaged or interested directly or indirectly in any other corporate or entity which carries out any business that is in direct competition with the principal business of the Company Group, or otherwise carry out any such business, unless otherwise permitted by the Share Subscription Agreement; (ii) act as the shareholder, director, employee, partner, agent or representative of any entity described in subsection (i) above unless otherwise permitted by the Share Subscription Agreement; (iii) solicit or entice away or attempt to solicit or entice away from any member of the Company Group, any person, firm, company or organization who is a customer, client, representative, agent or correspondent of such member of the Company Group or in the habit of dealing with such member of the Company Group, provided that the Founders will be compensated in accordance with the agreement entered into by and between the Company and the Founders pursuant to the applicable Laws.

14.7	Protective Provision.

For so long as Flagship holds Series A Preferred Shares or any Series B Shareholder holds Series B Preferred Shares, in addition to any requirements set forth in the Memorandum and Articles or the applicable laws, the Company shall not, and the Company and the Founders shall cause any Subsidiary not to (by way of shareholders resolutions, board resolutions or other means), without the prior approval of Flagship and Series B Shareholders, take any action that would (for the purpose of this Section 14.7, the term Company below shall also include the members of the Company Group), except as provided or contemplated in the Share Subscription Agreement or this Agreement:

(i)	alter or change the rights, preferences or privileges of the Series A Preferred Shares or Series B Preferred Shares, including any amendment or waiver of any provisions of the Memorandum and Articles that adversely affects the rights of the Series A Preferred Shares or Series B Preferred Shares;

(ii)	declaration or payment of dividend or other distribution of any of the Company Group;

(iii)

making any increase or decrease of the number of authorized or issued shares in capital or any capital redemption revenue fund, or any purchase or redemption of any shares of the Company Group; increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the resolution shall prescribe; authorize or issue any equity security senior to or on a parity with the Series A Preferred Shares and the Series B Preferred Shares as to dividend rights or redemption rights or liquidation preferences; issuing or paying any securities of the Company by way of capitalization of profits or revenues; or by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the amended and restated memorandum of association of the Company or into shares without nominal or par value;

(iv)	any action to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Series A Shares and the Series B Preferred Shares; consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(v)	adoption or amendment of any employee equity incentive plan, including without limitation any increase of the number of Ordinary Shares reserved under any employee equity incentive plan; provided that the Parties agree to adopt an employee equity incentive plan as expeditiously as reasonably possible;

(vi)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person

(vii)	making any investment in excess of US$3,000,000, or incurring any debt, or capital expenditure in excess of eight percent (8%) of the net asset value of the Company, or enter into any transaction or series of related transactions for which the aggregate value of the transaction or series of related transactions exceeds eight percent (8%) of the net asset value of the Company, unless such investment or transaction is conducted in the ordinary course of business or included in its annual budget;

(viii)	approving the entering into, any amendment to the agreements among the members of the Company Group, or any transaction involving both a member of the Company Group and a shareholder or any Company Group’s employees, officers, directors or shareholders or any affiliate of a shareholder or any of its officers, directors or shareholders or other Related Parties, each with an amount exceeding US$150,000;

(ix)	adoption of annual budget, or any material change in the annual budget, or engaging in any new line of business of the Company Group;

(x)	amendment of the accounting policies previously adopted or change the Auditor of the Company Group;

(xi)	granting or creating by the Company Group of any indemnity or guarantee or any charge, lien or debenture or other security over all or any part of the assets or rights of the Company Group, or provision of loans by any Company Group member to any other person other than a member of the Company Group, or dispose of substantial assets or any intellectual property owned by the Company Group, in an aggregate amount of US$300,000;

(xii)	granting or creating by the Company Group of any indemnity or guarantee or any charge, lien or debenture or other security over all any part of the assets or rights of the Company Group, or provision of loans by any Company Group member to any member of the Company Group, or dispose of substantial assets or any intellectual property owned by the Company Group, in an aggregate amount exceeding eight percent (8%) of the net asset value of the Company;

(xiii)	adoption of, and amendment of any terms of, any of the Company Group’s employee stock option plans or profit sharing scheme;

(xiv)	formation of subsidiary (except Paker and Jinko) or affiliate, or effecting any merger, joint venture, spin-off, liquidation, dissolution, consolidation, scheme of arrangement, reorganization or sale of all or substantially all of the assets of the Company Group;

(xv)	other customary protective rights mutually agreed upon by the Parties in accordance with Section 15.7 hereof;

(xvi)	increase or decrease the authorized size of the Company’s Board of Directors; and

(xvii)	any increase in compensation of any senior executive employee of the Company by more than twenty percent (20%) in a twelve (12) month period.

14.8	Most Favored Terms.

If the Company completes a future financing with terms more favorable (“Investor Favorable Terms”) to investors than those terms for the investment in the Series B Preferred Shares by Series B Shareholders, Flagship and Series B Shareholders shall have the right to acquire such Investor Favorable Terms and have them apply to the Series A Preferred Shares and Series B Preferred Shares and the purchase thereof, provided that in no event shall such future financing affect the Registration, redemption and liquidation preferences of Series B Shareholders as set forth in this Agreement and the Memorandum and Articles of Association. Series A Shareholders acknowledge that, for purposes of this Section 14.8, the acquisition of the Series B Shares by Series B Shareholders pursuant to the Series B Purchase Agreement shall not be deemed as future financing.

14.9	Appointment of Directors

Subject to the provisions of the Memorandum and Articles, the Parties agree to take all steps necessary including voting the shares held by them to maintain three directors appointed by the Founders, one director appointed by Flagship and one director appointed by the Series B Shareholders on the Board of Directors of the Company until the expiry of the Lock-up Period.

15.	Miscellaneous.

15.1	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York as to matters within the scope thereof and without regard to its principles of conflicts of laws.

15.2	Dispute Resolution.

(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(b)	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent involved in such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 15.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 15.2 shall prevail.

(d)	The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(e)	Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(f)	The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g)	Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

15.3	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

15.4	Notices.

Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 15.4). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two days having passed after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day on which it is properly addressed and sent through a transmitting organization with a reasonable confirmation of delivery.

15.5	Headings and Titles.

Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

15.6	Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

15.7	Entire Agreement: Amendments and Waivers.

This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the shareholders holding more than seventy percent (70%) of then outstanding Ordinary Shares, (iii) the Holders holding more than fifty percent (50%) of then outstanding Series A Preferred Shares and (iv) the Holders holding more than seventy percent (70%) of then outstanding Series B Preferred Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

15.8	Severability.

If a provision of this Agreement is held to be unenforceable under applicable laws, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15.9	Further Instruments and Actions.

The Parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement. Each Party agrees to cooperate affirmatively with the other Parties, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto.

15.10	Rights Cumulative.

Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

15.11	No Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

15.12	Conflict with Memorandum and Articles.

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Company’s Memorandum and Articles or other constitutional documents, the terms of this Agreement shall prevail as between the shareholders of the Company only. The Parties shall, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the greatest extent possible under the circumstances and shall promptly amend the conflicting constitutional documents to conform to this Agreement to the greatest extent possible.

15.13	Termination

This Agreement shall be terminated upon the completion of the Qualified IPO. All rights and obligations of the Parties except those rights and obligations set forth in Sections 2, 3, 4, 5, 6 and 14.11 shall cease to have effect immediately upon such termination.

15.14	No Presumption.

The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:	JINKOSOLAR HOLDING CO., LTD.

	By:	/s/ Kangping Chen

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

FOUNDER:	LI Xiande

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

FOUNDER:	CHEN Kangping

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

FOUNDER:	LI Xianhua

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

FLAGSHIP DESUN SHARES CO., LIMITED

By:	/s/ Chan Kok Pun

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

EVERBEST INTERNATIONAL CAPITAL LIMITED

By:	/s/ Xiangfeng Ye

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

WEALTH PLAN INVESTMENTS LIMITED

By:	/s/ KWP NOMINEES LIMITED

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SCGC CAPITAL HOLDING COMPANY LIMITED

By:	/s/ Haitao Jin

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

CIVC INVESTMENT LTD.

By:	/s/ Ami Dotan

Name:

Title:

Attn:

Tel:

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

PITANGO VENTURE CAPITAL FUND V, L.P.

By:	/s/ Aaron Mankovski

Name:

Title:

Attn:

Tel:

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PITANGO VENTURE CAPITAL PRINCIPALS FUND V, L.P.

By:	/s/ Aaron Mankovski

Name:

Title:

Attn:

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

TDR INVESTMENT HOLDINGS CORPORATION

By:	/s/ Xun Guo

Name:

Title:

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

NEW GOLDENSEA (HONG KONG) GROUP COMPANY LIMITED

By:	/s/ Hongguang Ding

Name:

Title:

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SCHEDULE I

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning ascribed to it in the Preamble hereof.

“Ancillary Agreements” means, collectively, this Agreement, the Memorandum and Articles of the Company.

“Applicable Securities Law” means (i) with respect to offering of securities in the United States of America, or any other act or omission within that jurisdiction, the securities law of the United States of America, including the Exchange Act and the Securities Act, and any applicable securities law of any state of the United States of America, and (ii) with respect to any offering of securities in any jurisdiction other than the United States of America, or any related act or omission in that jurisdiction, the applicable securities laws of that jurisdiction.

“Auditor” means any of PricewaterhouseCoopers, Deloitte Touche Tohmatsu, KPMG, or Ernst & Young as may be appointed as auditor of the Company from time to time.

“Board” or “Board of Directors” means the board of directors of the Company.

“Commission” means (i) with respect to any offering of securities in the United States of America, the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States of America, the regulatory body of the jurisdiction with authority to supervise and regulate the offering and sale of securities in that jurisdiction.

“Company” has the meaning ascribed to it in the Preamble hereof.

“Company Group” means the Company, Paker, Jinko, any of their Subsidiaries, and each Person (other than a natural person) that is, directly or indirectly, controlled by the Company, Paker or Jinko. For purposes of this Agreement, the Company Group shall not include Desun Energy Co., Ltd., Shangrao Xinwei Industry Co., Ltd., Shangrao Yangfan Electrical Materials Co., Ltd., Shangrao Tiansheng Semiconductor Materials Co., Ltd., Shangrao Hexing Enterprise Co., Ltd. and Shanghai Alvagen International Trading Co., Ltd.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at meetings of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Equity Securities” means any Ordinary Shares and/or Ordinary Share Equivalents of the Company.

“Everbest” means Everbest International Capital Limited, a company duly incorporated and validly existing under the Laws of Hong Kong.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executive Committee” has the meaning ascribed to it in Section 13.2 hereof.

“Financial Committee” has the meaning ascribed to it in Section 13.2 hereof.

“Flagship” means Flagship Desun Shares Co., Ltd., a company duly incorporated and validly existing under the Laws of Hong Kong.

“Flagship Director” has the meaning ascribed to it in Section 13.1(a) hereof.

“Flagship Observer” has the meaning ascribed to it in Section 13.3 hereof.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Founders” shall mean LI Xiande, CHEN Kangping and LI Xianhua, each a citizen of the PRC.

“HKIAC” has the meaning ascribed to it in Section 15.2 hereof.

“Holders” means the holders of Registrable Securities who are Parties to this Agreement from time to time, and their permitted transferees that become Parties to this Agreement from time to time.

“Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

“Issuance Notice” has the meaning ascribed to it in Section 7.2.

“Key Employees” has the meaning ascribed to it in the Share Subscription Agreement.

“Jinko” means Jiangxi Jinko Solar Co., Ltd. , a wholly foreign owned enterprise duly organized and validly existing under the laws of the PRC.

“Liquidation Event” has the meaning ascribed to it in the Memorandum and Articles.

“Management Director” has the meaning ascribed to it in Section 13.1(a).

“Memorandum and Articles” means the Company’s Memorandum and Articles of Association, as amended and restated from time to time.

“Market Capitalization” means the amount equal to the estimated aggregate number of issued and outstanding Ordinary Shares, on a fully diluted basis, immediately before the initial public offering and listing of Ordinary Shares multiplied by the estimated listing price in respect of such Ordinary Shares.

“New Securities” means, subject to the terms of Section 7 hereof, any newly issued Equity Securities of the Company, except for (i) Ordinary Shares issued to the selected Key Employees and other employees of the Company pursuant to the ESOP or any Ordinary Shares Equivalent issued to the employees, consultants, officers or directors of the Company Group pursuant to other share option, share purchase or share bonus plan, agreement or arrangement to be approved by the Financial Committee from time to time; (ii) securities issued upon conversion of the Series A Preferred Shares or Series B Preferred Shares or exercise of any outstanding warrants or options; (iii) securities issued in connection with a bona fide acquisition of another business; (iv) securities issued in a Qualified IPO; (v) securities issued in connection with any share split, share dividend, combination, recapitalization or similar transaction of the Company; (vi) securities issued to the Founders, Wealth Plan, Series A Shareholders and Series B Shareholders pursuant to the Share Subscription Agreement as such agreement may be amended or modified from time to time; or (vii) any other issuance of Equity Securities whereby the Series A Shareholders and Series B Shareholders give a written waiver of their rights under Section 7 hereof at their discretion.

“Offered Shares” has the meaning set forth in Section 9.2(a) hereof.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.001 per share.

“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation the Series A Preferred Shares and the Series B Preferred Shares.

“Paker” means Paker Technology Limited, a wholly owned subsidiary of the Company duly incorporated and validly existing under the laws of Hong Kong;

“Party” has the meaning ascribed to it in the Preamble hereof.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Preferred Shareholder” has the meaning set forth in Section 7.1 hereof.

“Purchasing Holders” has the meaning set forth in Section 9.2(b) hereof.

“Qualified IPO” means a firmly underwritten public offering of Ordinary Shares of the Company approved by Preferred Shareholders holding more than seventy percent (70%) of then outstanding Preferred Shares, with a listing on Nasdaq or other internationally recognized stock exchange (including but not limited to the New York Stock Exchange or the Stock Exchange of Hong Kong), pursuant to which (i) the Company’s total market capitalization as a result of the Qualified IPO shall be not less than US$750 million, and (ii) gross proceeds to the Company of not less than US$150 million are raised.

“Re-allotment Notice” has the meaning set forth in Section 9.2(b) hereof.

“Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares and the Series B Preferred Shares, (ii) Ordinary Shares acquired by Wealth Plan pursuant to the Share Subscription Agreement and (iii) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) and (ii) herein, excluding in all cases, however, any of the foregoing sold by a Person in a transaction in which rights under Section 2 and Section 3 are not assigned or shares for which registration rights have terminated pursuant to Section 6.4. For purposes of this Agreement, (a) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Registrable Securities have been disposed of pursuant to such effective Registration Statement and (b) the Registrable Securities of a Holder shall not be deemed to be Registrable Securities at any time when the entire amount of such Registrable Securities proposed to be sold by such Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Statement” means a registration statement prepared on Form F-1, F-2, F-3, S-1, S-2 or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States of America.

“Restricted Shareholder” has the meaning set forth in Section 9.1(b) hereof.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

“Selling Holder” has the meaning set forth in Section 9.3 hereof.

“Series A Shareholder” has the meaning ascribed to it in the Preamble hereof.

“Series A Preferred Shares” means any and all of the Company’s Series A Preferred Shares, par value US$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Shareholder” has the meaning ascribed to it in the Preamble.

“Series B Observers” has the meaning ascribed to it in Section 13.3 hereof.

“Series B Preferred Shares” means any and all of the Company’s Series B Preferred Shares, par value US$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly,

owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital. For purposes of this Agreement, Desun Energy Co., Ltd, Shangrao Xinwei Industry Co., Ltd., Shangrao Yangfan Electrical Materials Co., Ltd., Shangrao Tiansheng Semiconductor Materials Co., Ltd., Shangrao Hexing Enterprise Co., Ltd. and Shanghai Alvagen International Trading Co., Ltd. shall not be treated as Subsidiaries of the Company, Paker or Jinko.

“Transfer” or “Transferor” has the meaning set forth in Section 9.2(a) hereof.

“Transfer Notice” has the meaning set forth in Section 9.2(a) hereof.

“Violation” has the meaning ascribed to it in Section 5.1 hereof.

“Wealth Plan” means Wealth Plan Investments Limited, a company duly incorporated and validly existing under the Laws of British Virgin Islands.

“US GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

JINKOSOLAR HOLDING CO., LTD.

AMENDMENT NO. 1 TO THE SHAREHOLDERS AGREEMENT

September 15, 2009

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AMENDMENT NO. 1 TO THE SHAREHOLDERS AGREEMENT

THIS AMENDMENT NO. 1 TO THE SHAREHOLDERS AGREEMENT (“Amendment”) is made as of September 15, 2009 by and among the parties as follows:

JINKOSOLAR HOLDING CO., LTD., a company established under the laws of the Cayman Islands;

LI Xiande, CHEN Kangping, LI Xianhua, each a citizen of the People’s Republic of China;

Wealth Plan Investments Limited, a company duly incorporated and validly existing under the Laws of British Virgin Islands;

Flagship Desun Shares Co., Limited, a company duly incorporated and validly existing under the Laws of Hong Kong;

Everbest International Capital Limited, a company duly incorporated and validly existing under the Laws of Hong Kong;

SCGC Capital Holding Company Limited, a company duly incorporated and validly existing under the laws of the British Virgin Islands;

CIVC Investment Ltd., a company duly incorporated and validly existing under the laws of Cayman Islands;

Pitango Venture Capital Fund V, L.P. and Pitango Venture Capital Principals Fund V, L.P., limited partnerships under the laws of Cayman Islands;

TDR Investment Holdings Corporation, a company duly incorporated and validly existing under the laws of British Virgin Islands; and

New Goldensea (Hong Kong) Group Company Limited, a company duly incorporated and validly existing under the Law of Hong Kong.

Each of the parties herein shall be referred to individually as a “Party” and collectively as the “Parties”.

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WHEREAS, each of the Parties is a party to a shareholders agreement dated December 16, 2008 (the “Agreement”); AND

WHEREAS, in connection with the Company’s proposed initial public offering of its shares, represented by American Depositary Shares, in the United States, the Parties wish to amend the definition of “Qualified IPO” in the Agreement.

NOW THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other for good and valuable consideration receipt of which is acknowledged, the Parties hereby agree as follows:

1.	Section 15.13 of the Agreement shall be amended by replacing the reference therein to “14.11” with the reference to “14.9.”

2.	The definition of “Qualified IPO” in Schedule 1 of the Agreement shall be completely deleted and replaced with the following:

“Qualified IPO” means a fully underwritten initial public offering of the Company’s shares or ADSs with a listing on the New York Stock Exchange.

All the other agreements and documents, including the Amended and Restated Commitment Letter executed by LI Xiande, CHEN Kangping and LI Xianhua for the benefit of SCGC Capital Holding Company Limited, CIVC Investment Ltd., Pitango Venture Capital Fund V, L.P., Pitango Venture Capital Principals Fund V, L.P., TDR Investment Holdings Corporation and New Goldensea (Hong Kong) Group Company Limited on June 22, 2009, that refer to Qualified IPO shall be amended accordingly.

3.	Other terms and provisions of the Agreement shall not be affected and shall continue in full force and effect.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Amendment.

5.	If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of this Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

JINKOSOLAR HOLDING CO., LTD.

By:	/s/ Xiande Li

Name:

Title:

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

LI Xiande

BY:	/s/ Xiande Li

ID Number:

Address:

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CHEN Kangping

BY:	/s/ Kangping Chen

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LI Xianhua

BY:	/s/ Xianhua Li

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

WEALTH PLAN INVESTMENTS LIMITED

By:	/s/ Wing Keong Siew

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

FLAGSHIP DESUN SHARES CO., LIMITED

By:	/s/ Wing Keong Siew

Name:

Title:

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

EVERBEST INTERNATIONAL CAPITAL LIMITED

By:	/s/ Xiande Li

Name:

Title:

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

SCGC CAPITAL HOLDING COMPANY LIMITED

By:	/s/ Haitao Jin

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

CIVC INVESTMENT LTD.

By:	/s/ Haitao Jin; Ami Dotan

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

PITANGO VENTURE CAPITAL FUND V, L.P.

By:	/s/ Aaron Mankovski

Name:

Title:

Attn:

Tel:

Fax:

Email:

PITANGO VENTURE CAPITAL PRINCIPALS FUND V, L.P.

By:	/s/ Aaron Mankovski

Name:

Title:

Attn:

Tel:

Fax:

Email:

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

TDR INVESTMENT HOLDINGS CORPORATION

By:	/s/ Xun Guo

Name:

Title:

Attn:

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

NEW GOLDENSEA (HONG KONG) GROUP COMPANY LIMITED

By:	/s/ Hongguang Ding

Name:

Title:

Attn:

Tel:

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Email:

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